Exhibit 99.1

news release

News Media Contact:	Kirk Saville (336) 519-6192
Analysts and Investors Contact:	T.C. Robillard (336) 519-2115

HanesBrands Names Joe Cavaliere Group President, Global Innerwear

Howard Upchurch announces retirement

WINSTON-SALEM, N.C. – (Jan. 21, 2021) – HanesBrands (NYSE: HBI), a leading global marketer of branded everyday basic apparel, today announced that Joe Cavaliere has been named to the newly created role of group president, global innerwear, effective Feb. 8, 2021.

Howard Upchurch, group president, innerwear Americas, has announced his retirement after 34 years with the company.

“I am pleased to name Joe group president of our global innerwear business,” said Steve Bratspies, CEO of HanesBrands. “He brings deep experience driving sales and transformation in retail and consumer goods, and has an impressive record of leading high-performing global teams. I look forward to working with him as he builds our great brands, drives innovation and delivers long-term growth in our global innerwear business.”

Upchurch joined the company as a marketing assistant in the hosiery business. He was a leader in creating the company’s integrated innerwear organization and led the expansion of the Hanes brand into new retail channels.

“I thank Howard for the many contributions he has made to HanesBrands during his 34 years with the company,” Bratspies said. “His leadership and vision have helped build our great brands and made the company an industry leader. I appreciate everything he has done to position us to realize the enormous opportunities ahead. On behalf of everyone at HanesBrands, I wish Howard all the best in the future.”

Cavaliere brings more than 30 years of leadership in major transformations, sales, marketing and operations to HanesBrands, where he will be responsible for some of the world’s most recognized and respected apparel brands, including Hanes, Bonds, Maidenform, Playtex, Bali and DIM.

He joins HanesBrands from C&S Wholesale Grocers, where he was president and general manager of the company’s retail chain division. Prior to joining C&S in 2018, he was president and global chief customer officer at Newell Brands with accountability for global customer development and geographic responsibility for Europe, Middle East, Africa, Canada, Australia and New Zealand. Before that, Cavaliere was executive vice president of customer development at Unilever with responsibility for $11 billion in revenue across 17 categories. He also served as executive vice president of sales at Kraft Foods, where he held a number of leadership positions in more than 20 years with the company.

HanesBrands Names Joseph Cavaliere Group President, Global Innerwear

Cavaliere holds a bachelor’s degree from Ursinus College in Collegeville, Pa.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, Maidenform, DIM, Bali, Playtex, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Lovable, Wonderbra, Berlei and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A Fortune 500 company and member of the S&P 500 stock index (NYSE: HBI), Hanes has approximately 63,000 employees in more than 40 countries. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands), and LinkedIn (@Hanesbrandsinc).

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HanesBrands Names Joseph Cavaliere Group President, Global Innerwear